Exhibit 3.2(xiii)
THIRTEENTH AMENDMENT TO
SECOND AMENDED AND RESTATED AGREEMENT
OF LIMITED PARTNERSHIP OF
DUKE REALTY LIMITED PARTNERSHIP
     The undersigned, as the General Partner of Duke Realty Limited Partnership (the “Partnership”), hereby amends the Partnership’s Second Amended and Restated Agreement of Limited Partnership, as heretofore amended (the “Partnership Agreement”), pursuant to Sections 4.02(a) and 9.05(a)(v) of the Partnership Agreement, to (a) de-designate all series of preferred units that were designated as Series C Junior Preferred Units, and (b) delete those exhibits designating and setting forth the rights of the Partnership’s previously issued Series C Junior Preferred Units, which series has since been redeemed in full and no units of which series are any longer outstanding. In all other respects, the Partnership Agreement shall continue in full force and effect as amended hereby. Any capitalized terms used in this Amendment and not defined herein have the meanings given to them in the Partnership Agreement.

[SIGNATURE PAGE TO THIRTEENTH AMENDMENT TO SECOND AMENDED AND RESTATED AGREEMENT OF LIMITED PARTNERSHIP OF DUKE REALTY LIMITED PARTNERSHIP]

Dated: August 8, 2008	DUKE REALTY LIMITED PARTNERSHIP, an Indiana limited partnership

	By:	DUKE REALTY CORPORATION, an Indiana corporation, its sole general partner

		By:	/s/ Howard L. Feinsand

Howard L. Feinsand Executive Vice President, General Counsel and Corporate Secretary